Exhibit 99.1

May 8, 2018

TransEnterix, Inc. Reports Operating and Financial Results for the First Quarter 2018

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced its operating and financial results for the first quarter 2018.

Recent Highlights

●	During the first quarter ended March 31, 2018, the Company sold two Senhance Systems
●	In January of 2018, the Company filed a FDA 510(k) submission to expand the indications for use of the Senhance System, potentially doubling the Senhance System’s total addressable procedures
●	Thus far in the second quarter ending June 30, 2018, the Company has sold three Senhance Systems, including one in the U.S.

“We continued to generate momentum in the first quarter of 2018, including delivering the second consecutive quarter with multiple Senhance system sales and progressing our U.S. indication expansion strategy,” said Todd M. Pope, President and CEO at TransEnterix. “Looking to the balance of 2018, we will continue to leverage the momentum we have generated to drive the global commercial adoption of Senhance.”

Commercial and Clinical Update

In the quarter ended March 31, 2018, the Company sold two Senhance Systems. Both of these sales have come from sales to end user hospitals by distributors in the Company's EMEA (Europe, Middle East, and Africa) region.

In January of 2018, the Company filed a 510(k) submission with the FDA to expand the indications for use of the Senhance System to include laparoscopic inguinal hernia and gallbladder surgery. The Senhance System is currently cleared for use in the U.S. for laparoscopic colorectal and laparoscopic gynecologic surgery, accounting for approximately 1.5 million procedures in the U.S. annually. Upon clearance, we anticipate these additional indications would bring the Senhance System’s total addressable procedures in the U.S. to approximately 3 million.

Thus far in the quarter ending June 30, 2018, the Company has sold three Senhance Systems. One of the system sales was in the U.S., driven by the Company’s direct sales force, the remaining two system sales came from sales to end user hospitals by distributors in the Company’s EMEA region.

First Quarter Financial Highlights

For the three months ended March 31, 2018, the Company reported revenue of $4.8 million as compared to revenue of $1.9 million in the three months ended March 31, 2017.  Revenue in the first quarter of 2018 included $3.5 million in system sales, $1.1 million in instruments and accessories, and $200 thousand in services.

For the three months ended March 31, 2018, total net operating income and expenses were $5.4 million, as compared to $16.5 million in the three months ended March 31, 2017.

For the three months ended March 31, 2018, net loss was $0.9 million, or $0.00 per share, as compared to a net loss of $15.4 million, or $0.13 per share, in the three months ended March 31, 2017.

For the three months ended March 31, 2018, adjusted net loss was $11.3 million, or $0.06 per share, as compared to an adjusted net loss of $12.6 million, or $0.11 per share in the three months ended March 31, 2017, after adjusting for the gain from the sale of SurgiBot assets and non-cash charges for amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities.

Conference Call

TransEnterix, Inc. will host a conference call on Tuesday, May 8, 2018 at 4:30 PM ET to discuss its first quarter 2018 operating and financial results. To listen to the conference call on your telephone, please dial (844) 804-5261 for domestic callers or (612) 979-9885 for international callers and reference conference ID 4854118 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company's website.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance™ Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU and select other countries. For more information, visit www.transenterix.com.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP measures. The adjustments relate to the gain on the sale of SurgiBot assets, amortization of intangible assets, change in fair value of contingent consideration and change in fair value of warrant liabilities. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the 2018 first quarter results and plans for 2018 and beyond. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the expansion of the indications for use of the Senhance System will be approved, whether upon clearance the Senhance System’s total addressable procedures in the U.S. will more than double to approximately three million procedures, and whether we will be able to leverage the momentum we have worked to generate to drive the global commercial adoption of Senhance.  For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenue	$4,767	$1,946
Cost of revenue	2,555	1,334
Gross profit	2,212	612
Operating Expenses (Income)
Research and development	5,265	6,855
Sales and marketing	5,970	3,723
General and administrative	2,676	3,049
Amortization of intangible assets	2,827	1,636
Change in fair value of contingent consideration	627	1,227
Gain from sale of SurgiBot assets, net	(11,996)	—
Total Operating Expenses (Income)	5,369	16,490
Operating Loss	(3,157)	(15,878)
Other Income (Expense)
Change in fair value of warrant liabilities	1,829	—
Interest expense, net	(386)	(334)
Other expense	(58)	(60)
Total Other Income (Expense), net	1,385	(394)
Loss before income taxes	$(1,772)	$(16,272)
Income tax benefit	890	858
Net loss	$(882)	$(15,414)
Other comprehensive income
Foreign currency translation gain	2,308	1,133
Comprehensive income (loss)	$1,426	$(14,281)
Net loss per share - basic and diluted	$0.00	$(0.13)
Weighted average common shares outstanding - basic and diluted	199,900	121,660

TransEnterix, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current Assets
Cash and cash equivalents	$87,634	$91,217
Accounts receivable, net	1,837	1,536
Inventories	11,644	10,817
Interest receivable	101	80
Other current assets	8,304	9,344
Total Current Assets	109,520	112,994
Restricted cash	6,779	6,389
Property and equipment, net	6,406	6,670
Intellectual property, net	51,233	52,638
Goodwill	71,954	71,368
Other long term assets	283	192
Total Assets	$246,175	$250,251
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,614	$3,771
Accrued expenses	8,222	10,974
Deferred revenue	1,018	1,088
Deferred gain on sale of SurgiBot assets	—	7,500
Contingent consideration – current portion	760	719
Notes payable - current portion, net of debt discount	6,583	4,788
Total Current Liabilities	20,197	28,840
Long Term Liabilities
Contingent consideration – less current portion	12,285	11,699
Notes payable - less current portion, net of debt discount	6,863	8,385
Warrant liabilities	11,745	14,090
Net deferred tax liabilities	7,727	8,389
Total Liabilities	58,817	71,403
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at March 31, 2018 and December 31, 2017; 201,972,831 and 199,282,003 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	201	199
Additional paid-in capital	628,332	621,261
Accumulated deficit	(448,511)	(447,640)
Accumulated other comprehensive income	7,336	5,028
Total Stockholders’ Equity	187,358	178,848
Total Liabilities and Stockholders’ Equity	$246,175	$250,251

TransEnterix, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

Three Months Ended
March 31,
	2018	2017
Operating Activities
Net loss	$(882)	$(15,414)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Gain from sale of SurgiBot assets, net	(11,996)	—
Depreciation	660	532
Amortization of intangible assets	2,827	1,636
Amortization of debt discount and debt issuance costs	274	31
Stock-based compensation	1,834	2,139
Deferred tax benefit	(890)	(858)
Change in fair value of warrant liabilities	(1,829)	—
Change in fair value of contingent consideration	627	1,227
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(296)	(753)
Interest receivable	(21)	2
Inventories	(604)	(320)
Other current and long term assets	1,171	(251)
Accounts payable	(217)	(759)
Accrued expenses	(2,871)	(1,161)
Deferred revenue	(86)	—
Net cash and cash equivalents used in operating activities	(12,299)	(13,949)
Investing Activities
Proceeds related to sale of SurgiBot assets, net	4,496	—
Purchase of property and equipment	(218)	(501)
Proceeds from sale of property and equipment	17	—
Net cash and cash equivalents provided by (used in) investing activities	4,295	(501)
Financing Activities
Payment of notes payable	—	(1,966)
Proceeds from issuance of common stock and warrants, net of issuance costs	11	5,304
Proceeds from issuance of common stock for sale of SurgiBot assets	3,000	—
Proceeds from exercise of stock options and warrants	1,712	—
Net cash and cash equivalents provided by financing activities	4,723	3,338
Effect of exchange rate changes on cash and cash equivalents	88	40
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,193)	(11,072)
Cash, cash equivalents and restricted cash, beginning of period	97,606	34,590
Cash, cash equivalents and restricted cash, end of period	$94,413	$23,518
Supplemental Disclosure for Cash Flow Information
Interest paid	$304	$233
Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of inventories to property and equipment	$71	$—
Issuance of common stock as contingent consideration	$—	$5,227
Reclass of warrant liability to common stock and additional paid in capital	$516	$—

TransEnterix, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2018	2017
(Unaudited, U.S. Dollars, in thousands)
Net loss	$(882)	$(15,414)

Adjustments
Gain from sale of SurgiBot assets, net	(11,996)	-
Amortization of intangible assets	2,827	1,636
Change in fair value of contingent consideration	627	1,227
Change in fair value of warrant liabilities	(1,829)	-

Adjusted net loss	$(11,253)	$(12,551)

	Three months ended
	March 31,
(Unaudited, per diluted share)	2018	2017
Net loss per share	$0.00	$(0.13)

Adjustments
Gain from sale of SurgiBot assets	(0.06)	-
Amortization of intangible assets	0.01	0.01
Change in fair value of contingent consideration	0.00	0.01
Change in fair value of warrant liabilities	(0.01)	-

Adjusted net loss per share	$(0.06)	$(0.11)

The non-GAAP financial measures for the three months ended March 31, 2018 provide management with additional insight into its results of operations and are calculated using the following adjustments:

a)	Gain from sale of SurgiBot assets relates to amounts received from Great Belief International Limited in excess of the carrying amount of the assets sold.
b)	Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.
c)

Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive income (loss).

d)

The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive income (loss).